Exhibit 99.1

Synthetic Biologics Reports 2011 Year End Financial Results

-- Company Prioritizes Focus on Synthetic DNA-Based Therapeutics --

For Immediate Release

Ann Arbor, MI, March 30, 2012 – Synthetic Biologics, Inc. (NYSE Amex: SYN), a developer of synthetic DNA-based therapeutics and innovative disease-modifying medicines for serious illnesses, today reported financial results for the year ended December 31, 2011 and summarized operational highlights.

Operational Highlights

Synthetic Biologics – Prioritizes Focus on DNA-Based Therapeutics

•	Executed a worldwide exclusive collaboration with Intrexon Corporation (Intrexon) in November 2011 to develop a synthetic DNA-based therapy for pulmonary arterial hypertension (PAH). We intend to utilize Intrexon's UltraVector® platform and RheoSwitch Therapeutic System® that provide precise and continuous in vivo cellular production of prostacyclin synthase to the pulmonary arteries of PAH patients.

•	Established an office near the Human Therapeutics Division of Intrexon in Maryland to enhance our collaboration.

•	Recruited gene medicine industry pioneer, John Monahan, Ph.D., to serve as Senior Vice President of Research & Development. Dr. Monahan most recently served as founder and CEO of Avigen, Inc.

•	Divested our clinical reference lab, a non-core asset, concentrating our focus on developing DNA-based medicines.

Multiple Sclerosis (MS) – Two Phase II Clinical Trials Ongoing

•	Completed enrollment of 164 patients in a randomized, double-blind, placebo-controlled, multi-center Phase II clinical trial evaluating the efficacy and safety of our proprietary oral formulation of estriol (Trimesta™) for the treatment of relapsing-remitting MS in women. According to various reports, sales of oral disease-modifying therapies for MS, of which Trimesta™, if and when approved, would be in a drug class, that is expected to reach $5 billion annually by 2017.

•	Initiated patient enrollment in a second randomized, double-blind, placebo-controlled Phase II clinical trial of Trimesta™ for the treatment of cognitive dysfunction in MS. Charitable organizations have pledged to financially support a majority of this new MS clinical trial.

Executive Management Team and Board of Directors – Strengthened by New Members

•	Jeffrey Riley was appointed as President and Chief Executive Officer. Mr. Riley has more than 20 years of experience in the biotechnology and pharmaceutical industries, including Pfizer and SmithKline Beecham.
•	C. Evan Ballantyne was appointed as Chief Financial Officer. Mr. Ballantyne was the former CFO of Clinical Data, Inc.
•	Scott L. Tarriff and Nelson K. Stacks, pharmaceutical and life science veterans, were appointed to the Board of Directors.

“During the past four months we’ve focused our efforts on an early but very promising program in ‘next generation’ gene therapy and continued to advance our strong late stage clinical programs,” said Jeffrey Riley, Chief Executive Officer of Synthetic Biologics. “We’ve augmented our management team, added significant strength to our board, and furthered our product pipeline while maintaining a cash position consistent with current needs.”

Mr. Riley added, “Over the longer term, we believe our collaboration with Intrexon will provide us with the ability to tackle unmet medical needs, such as PAH, and to establish our presence in the emerging field of DNA-based therapeutics.”

Year Ended December 31, 2011 Financial Results

As part of management’s plan to streamline our focus, we sold the clinical reference lab on March 8, 2012. Laboratory revenues for the year ended December 31, 2011 were charged to discontinued operations, resulting in no revenues for the period.

Revenues for the year ended December 31, 2010 were $2.6 million. Revenues consisted of a $2.1 million upfront payment from Meda AB sublicense of flupirtine for fibromyalgia and $489,000 of grant revenues from the Qualifying Therapeutic Discovery Project Program.

Total costs and expenses for the year ended December 31, 2011 were $5.9 million, compared to $3.7 million for the same period in 2010. As described below, the year-over-year growth in total costs and expenses of $2.2 million was primarily related to non-cash charges.

General and administrative expenses increased by 22% to $2.6 million for the year ended December 31, 2011, compared to $2.1 million for the same period in 2010. This change is primarily the result of non-cash charges related to stock-based compensation which increased to $919,000 for the year ended December 31, 2011, from $310,000 for the same period in 2010.

Research and development expenses were $3.3 million for the year ended December 31, 2011, compared to $1.6 million for the same period in 2010. This 111% increase is primarily driven by a $1.7 million one-time non-cash charge for the fair market value of the common stock issued to Intrexon Corporation as consideration for the exclusive collaboration agreement entered into in November 2011.

Other income and expense, net, was $1.7 million for the year ended December 31, 2011, compared to $112,000 for the same period in 2010. This increase was related to the $1.7 million estimated fair value of the warrants issued in connection with the January 2011 and April 2011 financings.

Cash at December 31, 2011 was $6.7 million compared to $2.6 million at December 31, 2010. As of March 26, 2012, we had approximately $6.9 million in cash, including $1.4 million from recent warrant exercises.

About Synthetic Biologics, Inc.

Synthetic Biologics is a biotechnology company focused on the development of synthetic DNA-based therapeutics and innovative disease-modifying medicines for serious illnesses. Synthetic Biologics is developing, or has partnered the development of, product candidates for the treatment of pulmonary arterial hypertension, relapsing-remitting multiple sclerosis, cognitive dysfunction in multiple sclerosis, fibromyalgia and amyotrophic lateral sclerosis (ALS). For more information, please visit Synthetic Biologics’ website at www.syntheticbiologics.com.

UltraVector® and RheoSwitch Therapeutic System® are registered trademarks of Intrexon Corporation.

This release includes forward-looking statements on Synthetic Biologics’ current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the intended use of certain Intrexon intellectual property, the benefits of our collaboration with Intrexon and the expected size of the future market for sales of oral disease-modifying therapies for MS. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Synthetic Biologics’ forward-looking statements include, among others, a failure to receive the necessary regulatory approvals for commercialization of our therapeutics, a failure of our clinical trials to be commenced or completed on time or to achieve desired results, a failure of our clinical trials to receive anticipated funding, a failure of gene therapy to receive market acceptance, or a failure by us or our strategic partners to successfully commercialize products and other factors described in Synthetic Biologics’ report on Form 10-K for the year ended December 31, 2011 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

- Financial Tables to Follow -

Synthetic Biologics, Inc. and Subsidiaries
(formerly Adeona Pharmaceuticals, Inc.)
(in thousands, except share and per share amounts)

Condensed Consolidated Balance Sheets (Audited)
	December 31,
	2011	2010
Assets
Cash	$6,678	$2,649
Other current assets	421	682
Assets of discontinued operations	23	214
Property and equipment, net	323	475
Other assets	31	91
Total assets	$7,476	$4,111
Liabilities and Stockholders’ Equity
Current liabilities	$417	$500
Other liabilities	-	32
Stockholders' equity	7,059	3,579
Total liabilities and stockholders' equity	$7,476	$4,111

Condensed Consolidated Statements of Operations (Audited)
	For the years ended December 31,
	2011	2010
Revenues	$-	$2,614
Operating Costs and Expenses
General and administrative	2,588	2,117
Research and development	3,340	1,580
Total operating costs and expenses	5,928	3,697
Loss from Continuing Operations	(5,928)	(1,083)
Other Income (Expense)
Warrant expense	(1,492)	-
Change in fair value of warrant liability	(242)	-
Other income (expense), net	36	(112)
Total other (expense)	(1,698)	(112)
Net Loss from Continuing Operations	(7,626)	(1,195)
Net Loss from Discontinued Operations	(523)	(516)
Net Loss	$(8,149)	$(1,711)
Net Loss Per Share - Basic and Dilutive
Continuing Operations	$(0.27)	$(0.06)
Discontinued Operations	(0.02)	(0.02)
Net Loss Per Share	$(0.29)	$(0.08)
Weighted average number of common shares outstanding - Basic and Dilutive	27,710,428	22,393,568

For further information, please contact:

Kris Maly

Vice President of Corporate Communication

(734) 332-7800, Ext. 22

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